EXHIBIT 22.1

SUBSIDIARY ISSUERS AND GUARANTORS OF CBRE GROUP, INC.’S
REGISTERED DEBT
AT SEPTEMBER 30, 2023

CBRE Services, Inc., a subsidiary of CBRE Group, Inc., is the issuer of the 5.950%, 4.875% and 2.500% senior notes (as defined in CBRE Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2023), which are guaranteed by CBRE Group, Inc.